Exhibit 99.2

October 3, 2011 (Revised)

Mr. Walter J. McBride

1353 San Elijo Avenue

Cardiff by the Sea, CA 92007

Dear Chuck:

It is with great pleasure that I invite you with this revised offer to join SRS Labs, Inc as Chief Financial Officer reporting to Tom Yuen, Chairman and Chief Executive Officer.   This role is a key one in helping take SRS Labs, Inc. to a new level in terms of revenue growth and return to shareholders, and we believe that you are highly qualified to contribute strongly to the success that we are determined to achieve.

The starting base salary is $25,000.00 monthly of which the annualized equivalent is $300,000.   In addition, you will participate in the executive pool portion of the SRS Labs Inc Profit Sharing and Bonus Plan which provides quarterly payments when certain financial objectives are met, and in the Executive MBO plan which provides annual variable compensation based upon the degree to which you achieve objectives set with Tom for each calendar year.  In order to give you additional visibility and comfort about your first year variable earnings, we will provide a quarterly payment in the amount of not less than $25,000 to you during your first year of continuing employment.

In addition, our Board of Directors will be asked to approve a 150,000 share non qualified stock option grant during their October 26, 2011 meeting, and the strike price and date of grant will be either your first day of employment that follows such approval, or October 26, 2011 if you have already joined SRS by that date.     The grant will be a non-qualified option with a strike price equal to the closing price on the date of grant and will carry a 4 year vesting period, 25% on the first anniversary, and then 6.25% each subsequent quarter of employment until full vest.  We also have a historical practice of making additional stock option grants for all employees once each year.

For the purpose of providing you with additional comfort and security, we will commit to providing you with a severance package of 6 months of base salary continuation and employee benefits continuation in the event that you should be involuntarily terminated during your thirty-six month’s of employment.  In addition, you will be covered by a Change in Control Agreement during your employment with SRS Labs, Inc.

In order to assist you with relocation from San Diego County to Orange County, SRS will provide you with a relocation funding in the amount of $25,000 at the time that you commence the relocation process.  This relocation assistance must be repaid to SRS Labs should you voluntarily resign from SRS Labs before completing 18 months of service.

You will be eligible to enroll in our employee benefits plans which include medical, dental, vision, as well as life insurance for yourself in the amount of

$50,000 and long term disability insurance.  These benefits are currently nearly100% paid by SRS Labs, Inc.   Coverage will begin on the first day of the month following the month in which you join SRS.  A copy of the plans will be provided to you during your first week of employment.  Alternatively, I invite you to view our attractive employee benefit offerings by going to www.srsbenefits.com.   You will receive an Employee Handbook covering this and other company policies during your first week of employment.

As a member of the executive team, you will be eligible to take three weeks of vacation each year.  Your vacation eligibility will begin after the completion of your 90-day introductory period, when, you may take what you have earned to that date. The Company also offers a total of ten (10) paid holidays per year, three (3) of which are taken on days of the employee’s choice during 2011 and 2012.   Also, we have typically given an additional week of paid time off around the Christmas holidays, a decision that is made each year subject to our customer needs and workloads. This is not charged to your vacation, but is considered extra paid time off.  This year we will be closed from December 24, 2011 and return to work on Monday, Tuesday January 3, 2012.

SRS also offers employees the option to participate in an Employer Matching Contributory 401(k) plan.    The entry dates of the plan fall on the first day of the each month.

We would like you to begin as soon as possible and I will leave it to you and Tom to determine a mutually agreeable start date.

Any offer of employment will be contingent on the submission of proof of your eligibility to work in the United States and the signing of the SRS Labs, Inc. At-Will Employment Agreement and then Confidentiality, Non-Competition, and Compliance Agreement, copies of which will be provided during your first week of employment.  Additionally, your offer is contingent upon the Company performing a standard background check for which the results are satisfactory.

This offer replaces and supersedes any other employment offer, service agreement and understanding between SRS Labs, Inc. and yourself.  If this offer of employment letter is not accepted by the close of business on October 5, 2011, it will become null and void.  If you have any questions about any aspect of the offer, please don’t hesitate to call Tom or email him at tomy@srslabs.com, or me at 949-442-5592, or at davidw@srslabs.com.

Chuck, if this offer meets with your approval, please indicates your acceptance in the space provided below.  We look forward to having you as part of our team as we move forward to establish SRS Labs, Inc. as the industry standard in contemporary audio and voice processing.

Sincerely,

/s/ David F. Walker

David F. Walker
Senior Vice President of Human Resources
SRS Labs, Inc.

I Accept:	/s/ Walter J. McBride	October 3, 2011
	Name	Date